Exhibit 5.1

Client: 64996-00012

December 11, 2013

Mondelēz International, Inc.

Three Parkway North

Deerfield, Illinois 60015

Re:	Mondelēz International, Inc.

Registration Statement on Form S-3 (File No. 333-172488)

Ladies and Gentlemen:

We have acted as counsel to Mondelēz International, Inc., a Virginia corporation (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a prospectus supplement, dated December 4, 2013, filed with the Commission on December 4, 2013 pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”) (the “Prospectus Supplement”), and the offering by the Company pursuant thereto of €400,000,000 principal amount of the Company’s Floating Rate Notes due 2015 (the “Floating Rate Notes”), €750,000,000 principal amount of the Company’s Notes due 2017 (the “2017 Notes”) and €1,250,000,000 principal amount of the Company’s Notes due 2021 (the “2021 Notes” and, together with the Floating Rate Notes and the 2017 Notes, the “Notes”). In connection therewith, we have examined the registration statement on Form S-3, file no. 333-172488 (the “Registration Statement”), under the Securities Act and the prospectus included therein.

The Notes have been issued pursuant to the Indenture dated as of October 17, 2001 (the “Base Indenture”), between the Company and Deutsche Bank Trust Company Americas (as successor to The Bank of New York, as successor to The Chase Manhattan Bank), as trustee (the “Trustee”), as supplemented by the supplemental indenture relating to the Notes, dated December 11, 2013, between the Company, the trustee, Deutsche Bank AG, London Branch as paying agent and Deutsche Bank Luxembourg S.A. as registrar and transfer agent(the “Supplemental Indenture”).

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Base Indenture, the Supplemental Indenture and the Notes and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

December 11, 2013

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Notes are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York. This opinion is limited to the effect of the current state of the laws of the State of New York and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B. The opinions above are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights, (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws or (iii) any purported fraudulent transfer “savings” clause.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Validity of the Securities” in the Registration Statement and the Prospectus Supplement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP